Exhibit 99.1

CONTACT:	John Swenson
Asyst Technologies, Inc
510/661-5000
jswenson@asyst.com

FOR IMMEDIATE RELEASE

ASYST FILES SHELF REGISTRATION STATEMENT WITH SEC

FREMONT, Calif., October 3, 2003 – Asyst Technologies, Inc. (Nasdaq NM: ASYT) announced that it is today filing a Form S-3 shelf registration statement with the Securities and Exchange Commission. The shelf registration statement, when effective, will allow Asyst to sell, from time to time, up to 8 million shares of its common stock. The shelf registration statement affords additional flexibility in accessing capital markets. The terms of any offering will be established at the time of any sale.

The Company currently plans to use the net proceeds from any sale of its common stock for general corporate purposes, including working capital, to pay down debt of the Company and for potential acquisition opportunities.

A written prospectus, when available, meeting the requirements of Section 10 of the Securities Act may be obtained from Investor Relations, Asyst Technologies, Inc., 48761 Kato Road, Fremont, CA 94538.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Asyst

Asyst Technologies, Inc. is a leading provider of integrated automation solutions for the semiconductor and flat panel display (FPD) manufacturing industries, which enable manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chipmakers, FPD manufacturers and original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com.

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, the Company’s ability to complete any sale of securities under the shelf registration statement and the Company’s use of net proceeds from any sale of securities for particular purposes, which may depend on market conditions at the time of any such sale or other perceived uses of net proceeds resulting from any such sale of securities, and other factors more fully detailed in the Company’s annual report on Form 10-K for the year ended March 31, 2003 and other reports filed with the Securities and Exchange Commission.